Exhibit 10.4

FIRST AMENDMENT TO THE
EXECUTIVE EMPLOYMENT AGREEMENT OF ROBERT LORD

This FIRST AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (the “First Amendment”), by and between AOL Inc., a Delaware corporation ("Company"), and Robert Lord ("Executive") is made and entered into as of February 9, 2015 (the "Effective Date").
WHEREAS, Company retained Executive pursuant to an Executive Employment Agreement dated as of July 18, 2013 (the "Employment Agreement"); and
WHEREAS, Company expanded Executive's role at Company and, in accordance with the expanded responsibility, Company has agreed to change certain terms of Executive's compensation and desires to amend the Employment Agreement to reflect these changes.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Company agree as follows:
1.     Paragraph 2.A. of the Employment Agreement is hereby replaced in its entirety with the following:
A.    Duties. Executive shall have the business title of President, AOL Inc., and shall be an Executive Vice President of the Company, effective as of January 1, 2015, and shall oversee the Company's newly unified global advertising operations, including the Company's programmatic platforms, video platforms, and advertising sales and operations and perform all duties incident to such position as well as any other lawful duties as may from time to time be assigned by the Chief Executive Officer, which duties and authority shall be consistent, and those normally associated, with Executive's position, and agrees to abide by all Company by-laws, policies, practices, procedures, or rules, including Company's Standards of Business Conduct (the "SBC") that are provided or made available to Executive. Executive shall report directly to the Chief Executive Officer of Company. Executive will be expected to perform services for Company at Company's New York, New York office, subject to such travel as may be required in the performance of Executive's duties.
2.    Paragraph 4.A. of the Employment Agreement is hereby replaced in its entirety with the following:
A.    Base Salary.     During the Employment Term and effective as of January 1, 2015, Company shall pay Executive a base salary at the rate of no less than $33,333.34 semi-monthly, less applicable withholdings, which is $800,000.16 on an annual basis (“Base Salary”).

Executive's semi-monthly paydays fall on the 15th and the last day of each month. If the 15th or the last day of the month falls on a weekend or bank holiday, the payday is the preceding day. Executive's Base Salary will be reviewed annually during the Employment Term and may be increased based on Executive's individual performance or increases in competitive market conditions. Executive's Base Salary may be decreased upon mutual consent of Company and Executive.
3. Paragraph 4.B. of the Employment Agreement is hereby replaced in its entirety with the following:
B.    Annual Bonus. In addition to Executive's Base Salary, Executive will be eligible to participate in Company's Annual Bonus Plan (the "ABP"), pursuant to its terms as determined by Company from time to time. Pursuant to the ABP, Company will review its performance (including, if applicable, Brand/Segment performance) and Executive's individual performance and will determine Executive's bonus under the ABP, if any ("Bonus"). Although as a general matter in cases of satisfactory individual performance, Company would expect to pay a Bonus at the target level provided for in the ABP where Company has met target performance for a given year, Company does not commit to paying any Bonus, and Executive's Bonus may be negatively affected by the exercise of Company's discretion or by Company performance. Although any Bonus (and its amount, if a Bonus is paid) is fully discretionary and subject to the terms of the ABP, effective as of January 1, 2015, Executive's target Bonus opportunity during the Employment Term is One Hundred Twenty-Five percent (125%) of Executive's Base Salary.
4. Paragraph 6.C. of the Employment Agreement is hereby replaced in its entirety with the following:
C.    Executive also agrees that, in addition to Executive's obligations under the Confidentiality Agreement, while Executive is employed by Company and for twelve (12) months following termination of his employment for any reason, Executive shall not, directly or indirectly, except as a shareholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national securities exchange, participate in the ownership, control, or management of, or perform any services for or be employed by (i) Time, Inc., Yahoo!, Google, Inc. (including its YouTube subsidiary), Microsoft Corporation, lAC/Interactive Corp., Facebook, Inc., Linkedln Corporation, Amazon.com, Inc., Pinterest, Inc., The Walt Disney Company (including its Maker Studios, Inc. subsidiary), Conversant, Inc. and Twitter Inc., or any of their respective subsidiaries, affiliates or successors, which such list of companies may be updated and communicated to Executive from time to time, or (ii) without the written consent of the Chief Executive Officer or the General Counsel of Company, any entity that engages in any line of business that is substantially the same as any line of business which Company engages in, conducts or, to Executive's knowledge, has definitive plans to engage in or conduct, and has not ceased to engage in or conduct, or any of their respective subsidiaries, affiliates or successors, but only in those geographic areas in which

Company is then engaged, or has definitive plans to engage, in the conduct of such line of business (any such entity identified by this paragraph 6.C.(ii) is a "Competitive Entity"). Notwithstanding the preceding, in order to be considered a Competitive Entity, the entity must derive fifty percent (50%) or more of its total annual revenues from substantially similar products and services offered by Company.
5. Counterparts. This First Amendment may be signed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
6.    Entire Agreement. The Employment Agreement (as amended by this First Amendment) and Executive's Confidentiality Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, written or oral, between the parties with respect thereto.
7. Employment Agreement Terms. Except as provided in this First Amendment, all terms and conditions of the Employment Agreement shall remain in effect and shall not be altered by this First Amendment.
(Signature page to First Amendment follows)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.
AOL INC.

By: /s/ Karen Dykstra_________________
Name: Karen Dykstra
Title: Chief Financial and Administrative
Officer
Date: 2/17/15

ROBERT LORD

By: /s/ Robert Lord _________________
Name: Robert Lord
Title: President, AOL
Date: 2/9/15

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